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                                                                  EXHIBIT 99.1.2

                                                                          [LOGO]
                                                                    THE HARTFORD

OVERLOAN PROTECTION RIDER

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BENEFIT                    This Rider gives You the option to continue Your Policy at a reduced Death Benefit with no further Monthly Deduction Amounts in the event Your Policy is in danger of Policy Default or termination due to excessive Indebtedness. You may elect to exercise this option subject to the Conditions for Exercising the Benefit provision described below. During the
                           Overloan Protection Benefit Period, as defined below, the Overloan Protection Benefit guarantees the Policy will not go into default or terminate due to excessive Indebtedness.
CONDITIONS FOR EXERCISING  You may elect to exercise this option provided all of the conditions listed below have
THE BENEFIT                been met:
                           a) Indebtedness exceeds the Face Amount, or amounts at least equal to all premiums paid have been withdrawn, and
                           b) the Policy has been inforce at least 15 Policy Years, and
                           c) Insured has attained age 75, and
                           d) Indebtedness does not exceed 99.5% of the Account Value after deduction of the
                           Transaction Charge as of the Election Effective Date.
                           Provided all Conditions for Exercising the Benefit have been met, the Election Effective
                           Date will be the next Monthly Activity Date following the date we receive Your written request.
CONTINUATION OF POLICY     Provided all Conditions for Exercising the Benefit have been met, the Policy will remain
UPON EXERCISING THE        inforce until the Insured's death as long as You do not terminate this Rider or surrender
BENEFIT                    the Policy before then. The period from the Election Effective Date until the date this
                           Rider is terminated by either the Insured's death, any other termination of the Policy, or
                           Your request to terminate it, is referred to herein as the Overloan Protection Benefit
                           Period. During the Overloan Protection Benefit Period:
                           a) A transaction charge ("Transaction Charge") will be deducted as of the Election
                           Effective Date from the Account Value, not to exceed the maximum Transaction Charge described below.
                           b) The Death Benefit Option will be Option A (Level Option), subject to the Minimum Death
                           Benefit provision below.
                           c) If Indebtedness does not exceed the Face Amount as of the Election Effective Date, the
                           Face Amount will be decreased to 100.5% of the Account Value as of such date after deduction of the Transaction Charge.
                           d) All other riders will be terminated.
                           e) Any Account Value in the Separate Account will be transferred to the Fixed Account as of the Election Effective Date. No transfer charge will be assessed for this transfer.
                           f) No Monthly Deductions will be taken as they are treated as prepaid by the Transaction
                           Charge.
                           g) No further transfers will be allowed.
                           h) No additional premium payments will be accepted.
                           i) Interest charged on Indebtedness will continue to accrue.
                           j) Loan repayments can be made at any time.
                           k) The Termination Due to Excessive Indebtedness provision in the Policy will be suspended.
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RIDER CHARGE               There is no charge for adding this Rider to Your Policy. However, if You elect to exercise this option, a Transaction Charge will be deducted from your Account Value as of the
                           Election Effective Date. The maximum Transaction Charge is 7% of the Account Value on the
                           Election Effective Date.
MINIMUM DEATH BENEFIT      During the Overloan Protection Benefit Period, the Minimum Death Benefit is equal to the greatest of:
                           (a) The minimum amount determined under the Minimum Death Benefit provision in the Policy;
                           (b) Indebtedness; or
                           (c) The minimum amount of Death Benefit necessary for the Policy to continue its qualification as a life insurance contract for federal tax purposes.
TERMINATION                To terminate this Rider, notify Us In Writing. Otherwise, this Rider will continue until the Policy terminates.
GENERAL PROVISIONS         This Rider is part of the Policy to which it is attached and, except as noted above, it is subject to all of the terms, conditions and limitations of the Policy. The Rider Effective
                           Date and Rider Date of Issue are the same as those of the Policy. Terms not defined herein are defined in the Policy.
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             Signed for HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

     /s/ Richard G. Costello         /s/ John C. Walters
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     RICHARD G. COSTELLO,            JOHN C. WALTERS,
     SECRETARY                       PRESIDENT

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